Exhibit 10.1

____________________

SHARE PURCHASE AGREEMENT

____________________

Between

LDK Solar Europe Holding S.A.

and

LDK Solar USA, Inc.

and

SPI CHINA (HK) Ltd.

Dated as of March 30, 2015

TABLE OF CONTENTS

i

ARTICLE VII

CONDITIONS TO CLOSING

DISCLOSURE SCHEDULE

SHARE PURCHASE AGREEMENT, dated as of March 30, 2015

between LDK Solar Europe Holding S.A., a Luxemburg corporation (“Seller A”), and LDK Solar USA, Inc., a California corporation (“Seller B”, Seller A and Seller B collectively “Sellers”, and each a “Seller”) and SPI CHINA (HK) Ltd., a Hong Kong corporation (the “Purchaser”).

WHEREAS, LD THIN S.R.L is a società a responsabilità limitata (limited liability company) incorporated under the Laws of Italy (“Company A”), with a total share capital of €100,000.00, fully paid-up, registration number TV – 351329, VAT number 04455200263, registered address Via Castellaro25, Cap. 31020 - San Zenone Degli Ezzelini (TV); LAEM S.R.L is a società a responsabilità limitata (limited liability company) incorporated under the Laws of Italy (“Company B”), with a total share capital of €100,000.00, fully paid-up, registration number PD-387689, VAT number 04415140286, registered address Milan (MI), Via Sant’Antonio Zaccaria n.4; and North Palm Springs Investments, LLC is a limited liability company incorporated under the Laws of California (“Company C”, Company A, Company B and Company C collectively the “Companies”, and each a “Company”).

WHEREAS, Seller A owns a quota equal to €100,000 fully paid in, representing 100% of all the issued and outstanding shares of the share capital of Company A (“Company A Shares”) and a quota equal to €54,100, fully paid in, representing 54.1% of all the issued and outstanding shares of the share capital of Company B (“Company B Shares”), and Seller B owns 100% of all the issued and outstanding shares of the share capital of Company C, in each case, as determined on a fully-diluted basis (“Company C Shares”, Company A Shares, Company B Shares and Company C Shares collectively “Shares”).

WHEREAS, the Companies are engaged in the business of owning and holding solar power projects in the United States and Europe (including Italy), as the case may be (the “Business”); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares upon the terms and subject to the conditions set forth herein (the “Transactions”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Sellers and the Purchaser hereby agree as follows:

Article I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms. For purposes of this Agreement:

“Acquisition Documents” means this Agreement and any certificate, Financial Statement, Interim Financial Statement, as applicable, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Share Purchase Agreement between the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.07.

“Assets” means the assets and properties of each Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California, Hong Kong or Milan.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means Intellectual Property owned by any Company or Subsidiary, as applicable.

“Company IP Agreements” means (a) licenses of Company Intellectual Property by any Company or Subsidiary to any third party, (b) licenses of Intellectual Property by any third party to any Company or Subsidiary, (c) agreements between any Company or Subsidiary and any third party relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

“Company Software” means all Software (a) material to the operation of the Business or (b) manufactured, distributed, sold, licensed or marketed by any Company or Subsidiary.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, share transfer, real property transfer and similar Taxes.

“Disclosed” means the information reasonably and specifically disclosed in the Disclosure Schedule as against specific representations provided by the Sellers herein.

“Disclosure Schedule” means the Disclosure Schedule to be delivered by the Sellers to the Purchaser at least 10 Business Days prior to the Closing, in form and substance acceptable to the Purchaser in its sole discretion.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Claims relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“EPC Contractor” means the Person that provided or currently provides engineering, procurement and construction services to any Plant.

“GAAP” means (i) with respect to Company C, United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved and (ii) with respect to each of Company A and Company B, the generally accepted accounting principles and practices in effect from time to time in Italy, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital share of such Person or any warrants, rights or options to acquire such capital share, valued, in the case of redeemable preferred share, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party.

“Indemnifying Party” means the Sellers pursuant to Section 8.02

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Inventories” means all inventory, merchandise, finished goods, and raw materials maintained, held or stored by or for any Company or Subsidiary at the Closing, and any prepaid deposits for any of the same.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased by any Company or Subsidiary as tenant, together with, to the extent leased by any Company or Subsidiary all buildings (including those in which the Plants are housed) and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Company or Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing, as well as (ii) the real property on which either Company has surface rights (diritti di superficie).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to any Company or Subsidiary pursuant to the Company IP Agreements.

“Material Adverse Effect” means any circumstance, change in or effect on the Business, any Company or Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, any Company or Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business of the any Company or Subsidiary, in an amount exceeding US$300,000 or (b) is reasonably likely to materially and adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by any Company or Subsidiary.

“Owned Real Property” means the real property in which any Company or Subsidiary has fee title (or equivalent) interest, together with all buildings (including those in which the Plants are housed) and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of each Company or Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“O&M Contractor” means the Person that provided or currently provides operation and maintenance services to any Plant.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any Subsidiary is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $1,000 in the case of a single property or $5,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plant EPC Contract” means the engineering, procurement and construction agreements relating to any Plant entered into by any Seller, any Company or any Subsidiary and the EPC Contractor.

“Plant O&M Contract” means the operation and maintenance agreements relating to any Plant entered into by any Seller, any Company or any Subsidiary and the O&M Contractor.

“Plant” means solar photovoltaic projects and assets being owned, developed, constructed or managed by any of the Sellers, any Company or any Subsidiary.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the date of the Closing.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the date of the Closing.

“Purchase Price Bank Account” means a bank account to be designated by the Sellers in a written notice to the Purchaser at least five Business Days before the Closing.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Reference Statement Date” means December 31, 2014.

“Reference Statement of Net Assets” means the consolidated statement of net assets (including the related notes and schedules thereto) of the Business, dated as of December 31, 2014, a copy of which is set forth in Section 3.08(a)(i) of the Disclosure Schedule.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Sellers’ Accountants” means the independent accountants of the Sellers.

“Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by any Company directly or indirectly through one or more intermediaries.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital share, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

SECTION 1.02.  Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Allocation”	6.08(b)
“Ancillary Lease Documents”	3.19(d)
“Business”	Recitals
“CDB”	7.01 (g)
“Closing”	2.03
“Company” and “Companies”	Recitals
“Company Marks”	4.07(a)
“Disclosed Claims”	3.29
“Econergy”	3.04
“ERISA”	3.22
“Financial Statements”	3.08(a)(ii)
“Intercompany Agreements”	5.04
“Interim Financial Statements”	3.08(a)(iii)
“LDK IP”	5.08(c)
“lease”	3.17(a)
“Loss”	8.02
“Material Contracts”	3.17(b)
“Multiemployer Plan”	3.22
“Multiple Employer Plan”	3.22
“Operating Data”	3.08(c)
“Options”	3.19(d)
“Plans”	3.24(a)
“Purchase Price”	2.02

Definition	Location

“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Restricted Period”	5.09 (a)
“Seller”	Preamble
“Shares”	Recitals
“Tangible Personal Property”	3.20(a)
“Third Party Claim”	8.03(b)
“Title Company”	7.01(i)
“Transition Services Agreement”	5.12

SECTION 1.03.  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)               the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)               any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)               references to a Person are also to its successors and permitted assigns; and

(i)                 the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

SECTION 1.04.  Joint and Several Liabilities.

(a)                      Each of the Sellers shall be jointly and severally liable for any breach or noncompliance by any Seller, any Company or any Subsidiary, of the provisions of (including any representations, warranties, covenants and agreements under) this Agreement and the other Acquisition Documents.

(b)                     The rights of each Seller under or in connection with this Agreement are separate and independent rights. A Seller may separately enforce its rights under this Agreement.

Article II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.

SECTION 2.02.  Purchase Price And Prepayment. Subject to the terms and conditions contained herein, according to the preliminary valuation, the initial total purchase price for the Shares is $2,390,000.00 (the “Initial Evaluated Price”). For the avoidance of doubt, the Purchaser shall assume all Indebtedness as contemplated herein up to a maximum amount to be agreed upon among the Sellers and the Purchaser prior to Closing.

The Purchaser shall make a pre-payment in cash of $2,000,000.00 to the Purchase Price Bank Account prior to the Closing (the “Prepayment”). The Prepayment shall be refunded in full by the Sellers to the Purchaser immediately upon request of the Purchaser and in any event upon the earlier of the termination of this Agreement for any reason or if any of the conditions under Section 8 hereof is not fulfilled to the satisfaction of the Purchaser (in its sole discretion). Notwithstanding anything to the contrary, the Purchaser shall have the right to set-off any payments due to the Purchaser hereunder against any amount that the Purchaser may owe under this Agreement or otherwise to any of the Sellers or any of their respective Affiliates.

The Purchaser may propose a reduction to the Initial Evaluated Price after the Purchaser has completed its due diligence. The Sellers shall have a right to challenge such proposal within 5 days of receipt of the proposal from the Purchaser. If the Sellers do not challenge such proposal within 5 days, then the Purchaser, proposed purchase price will be deemed to be final and binding (such reduced purchase price, the “Final Purchase Price”). If the Sellers challenge such proposal within 5 days, the Sellers and the Purchaser shall negotiate in good faith to agree on a final purchaser price within 10 days thereafter, failing which the Purchaser shall have the option, at its sole discretion, to (i) elect to proceed to close the Transactions based on the Initial Evaluated Price (in which case, the Initial Evaluated Price shall be the “Final Purchase Price”) or (ii) terminate this Agreement.

Upon the determination of the Final Purchase Price in accordance with the terms of this Agreement, at Closing (as defined in Section 2.03 hereof), if the Final Purchase Price is greater than the Prepayment (“Shortfall”), an amount equal to the Shortfall shall be paid in cash by the Purchaser to the Sellers Bank Account or (ii) if the Final Purchase Price is lower than the Prepayment (“Excess”), an amount equal to the Excess shall be immediately paid in cash by the Sellers to the Purchaser. If the Purchaser is required by Law to make any deduction or withholding from any payment hereunder, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller in respect of which such deduction or withholding was made. In the event that the Purchaser becomes aware of any such requirement to deduct or withhold from amounts payable hereunder, the Purchaser shall take commercially reasonable efforts to inform the Sellers of such requirement prior to the Closing and shall use commercially reasonable efforts to cooperate with the Sellers to minimize such withholding by providing the Sellers with the opportunity to complete any applicable forms or certifications that would reduce or eliminate the amounts required to be withheld or deducted. Any amounts so deducted or withheld shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

SECTION 2.03.  Closing.

Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 12 Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong and Corso Venezia 16, 20121 Milano, Italy, at 9:00 A.M. Milan time on the second Business Day following the satisfaction or waiver of all conditions to the obligations set forth in Section 7.01(by the Purchaser in its sole discretion) and the determination of the Final Purchase Price as per Section 2.02 above, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing.

SECTION 2.04.  Closing Deliveries by the Sellers. At Closing, the Sellers shall deliver a receipt of the Final Purchase Price with respect to Company A Shares, Company B Shares and Company C Shares, and the Excess by wire transfer in immediately available funds to an account designated by the Purchaser.

Closing Deliveries by Seller A

At the Closing, Seller A shall take all necessary actions and execute and deliver or cause to be executed and delivered to the Purchaser regarding the sale and purchase of shares of Company A and Company B all documents reasonably necessary and typical for transactions similar to the Transaction in order to complete the Transaction, including:

(a)                a transfer deed with respect to the sale and purchase of the Company A and Company B Shares (free and clear of all Encumbrances) executed before a notary public in Italy, in form and substance reasonably satisfactory to the Purchaser Parties satisfactory to the Purchaser, containing a standard “no novation” clause (the “Italian Transfer Deed”); for the avoidance of doubt it is hereby agreed and understood that the Italian Transfer Deed will be executed exclusively to give execution to this Agreement and pursuant to Article 2470 of the Italian Civil Code and is not, and will not be, in any way intended to novate, replace or otherwise modify or amend this Agreement or any of the provisions thereof;

(b)               a true and complete copy, duly notarized and apostilled, of the resolutions duly and validly adopted by the Board of Directors of Seller A evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the execution of the Italian Transfer Deed;

(c)                a certificate of the Secretary or an Assistant Secretary of Seller A certifying the names and signatures of the officers of Seller A authorized to sign this Agreement and the other documents to be delivered hereunder;

(d)               a certificate of a duly authorized officer of Seller A certifying as to the matters set forth in Section 7.01(a);

(e)                the resignation letters, effective as of the Closing, and containing a full and unconditional waiver of any claim for any reason whatsoever against the Company, of all of the directors, statutory auditors and officers of Company A and Company B, as applicable, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to Seller B;

(f)                procure that Company A and Company B hold on the Closing (and prior to executing the transfer deed) a quotaholders’ meeting to which Seller A shall vote in favor (and procure that the other shareholder of Company B votes in favor) of the appointment of the new directors, officers and statutory auditors that will be indicated by Purchaser at least 1 (one) Business Day prior to Closing;

(g)               upon request of the Purchaser to be delivered no later than 10 Business Days prior to the Closing Date, deed of termination or other evidence of termination of the agreement with the auditing company, with no cost or Liability on any of the Companies;

(h)               20-year notarial report dated not earlier than 2 days prior to the date of Closing certifying that the Companies are the owners of, and that the Owned Real Estate are free and clear from, any Encumbrances, mortgages, liens, detrimental registration or enrolment or rights whatsoever (reale o obbligatorio) of third parties, that may in any way prejudice the ownership or use of the Owned Real Estate for the operation of the Business;

(i)                 all constitutional documents and corporate books of the Companies, including, without limitation, the articles of association, by-laws, the quotaholders' book (if any), the quotaholders’ meeting minutes book, the board of directors minutes book, board of statutory auditors minutes book, the internal control body (Organismo di Vigilanza) minutes book of each Company;

(j)                 evidence of termination at no cost and with no Liability on any of the Companies of the intercompany agreements with the Sellers or any Affiliate of the Sellers (other than the Companies) in accordance with Section 5.4.;

(k)               such other actions or Documents of further assurance reasonably necessary or otherwise appropriate or advisable in order to complete the Transaction.

Closing Deliveries by Seller B

At the Closing, Seller B shall deliver or cause to be delivered to the Purchaser the following items regarding the sale and purchase of shares of Company C:

(a)                share certificates evidencing all of the Company C Shares duly endorsed in blank, and accompanied by share powers duly executed in blank, in form satisfactory to the Purchaser, with all share transfer tax stamps affixed and free and clear of all Encumbrances;

(b)               a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller B, of the resolutions duly and validly adopted by the Board of Directors of Seller B evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c)                a certificate of the Secretary or an Assistant Secretary of Seller B certifying the names and signatures of the officers of Seller B authorized to sign this Agreement and the other documents to be delivered hereunder;

(d)               a certificate of a duly authorized officer of Seller B certifying as to the matters set forth in Section 7.01(a);

(e)                the resignations, effective as of the Closing, of all of the directors and officers of Company C, as applicable, except for such persons as shall have been designated in writing prior to the Closing by the Purchaser to Seller B;

(f)                a copy of (i) the Certificates of Incorporation (or similar organizational documents), as amended, of Company C and of each Subsidiary, as applicable, certified by the Secretary of State or other relevant governmental office of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of Company C and of each Subsidiary, as applicable, certified by the Secretary or Assistant Secretary of each such entity;

(g)               good standing certificates for the Company C and for each Subsidiary, as applicable, from the Secretary of State or other relevant governmental office of the jurisdiction in which each such entity is incorporated or organized and from the Secretary of State or other relevant governmental office in each other jurisdiction in which the properties owned or leased by any of Company C or any Subsidiary, as applicable, or the operation of its business in such jurisdiction, requires Company C or any Subsidiary, as applicable, to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Closing;

(h)               the general release and discharge from the Seller referred to in Section 4.09 in form and substance satisfactory to the Purchaser in its sole discretion; and

(i)                 the Seller’s notification pursuant to Section 4.05.

(j)                 upon request of the Purchaser to be delivered no later than 10 Business Days prior to the Closing Date, deed of termination or other evidence of termination of the agreement with the auditing company, with no cost or Liability on any of the Companies;

(k)               20-year notarial report dated not earlier than 2 days prior to the Closing certifying that the Companies are the owners of, and that the Owned Real Estate are free and clear from, any Encumbrances, mortgages, liens, detrimental registration or enrolment or rights whatsoever of third parties, that may in any way prejudice the ownership or use of the Owned Real Estate for the operation of the Business.

(l)                 evidence of termination at no cost and with no Liability on any of the Companies of the intercompany agreements with the Sellers or any Affiliate of the Sellers (other than the Companies) in accordance with Section 5.4.

(m)             a certificate in a form reasonably acceptable to the Purchaser certifying that no withholding under Section 1445 of the Code is required with respect to the sale of the interests in, or assets of, Company C.

(n)               such other documents as may be reasonably requested by the Purchaser.

SECTION 2.05.  Closing Deliveries by the Purchaser.

(a)                At the Closing, the Purchaser shall deliver to the Seller the Shortfall, if any, by wire transfer in immediately available funds to the Purchase Price Bank Account.

(b)               At the Closing, the Purchaser shall execute and deliver to the Seller A (i) a notarized and apostilled copy of the resolutions of the Board of Directors (or equivalent governing body) of the Purchaser / power of attorney authorizing the execution, delivery and performance of this Agreement as well as the transactions contemplated hereunder (including the execution of the Italian Transfer Deed), and (ii) the Italian Transfer Deed (for the avoidance of doubt it is hereby agreed and understood that the Italian Transfer Deed will be executed exclusively to give execution to this Agreement and pursuant to Article 2470 of the Italian Civil Code and is not, and will not be, in any way intended to novate, replace or otherwise modify or amend this Agreement or any of the provisions thereof).

Article III

REPRESENTATIONS AND WARRANTIES
OF THE SELLERs

As an inducement to the Purchaser to enter into this Agreement, except as Disclosed, the Sellers hereby jointly and severally, represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. The execution and delivery of this Agreement by the Sellers, the performance by the Sellers of its obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and its shareholders. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Sellers have duly and validly executed any and all documents with respect to the Sellers required for the purpose of enabling the Purchaser to become shareholder or beneficial owner of each Company under applicable laws. Each of the Sellers is not insolvent or unable to pay its debts within the meaning of the applicable insolvency legislation, nor is it subject to any complaint, petition or revocation, from any third party, public authority or agent, including bankruptcy or civil claw-back actions. No order has been made, resolution passed or process has been instituted which could lead to any of the Sellers being liquidated, wound-up or dissolved and its assets being distributed among any of the Sellers’ creditors, shareholders or other contributors and there are no circumstances requiring any of the foregoing. No order or filing for administration, insolvency, bankruptcy or other similar proceedings (including, without limitation, restructuring or reorganization plans) has been made in respect of any of the Sellers and no petition has been presented for that purposes by or on behalf of any of the Sellers, nor by any third person, public authority or agent and there are no circumstances requiring any of the foregoing.

SECTION 3.02.  Organization, Authority and Qualification of the Companies. Company A and Company B are società a responsabilità limitata (limited liability companies) incorporated under the Laws of Italy and Company C is a corporations incorporated under the Laws of California. Each of the Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction of its incorporation in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, and all such jurisdictions are set forth in Section 3.02 of the Disclosure Schedule. All corporate actions taken by each Company have been duly authorized, and each Company has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Certificate of Incorporation or By-laws (or similar organizational documents). True and correct copies of the Certificates of Incorporation and By-laws (or similar organizational documents) of each Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser. None of the Companies insolvent or unable to pay their debts within the meaning of the applicable insolvency legislation, nor is any of them subject to any complaint, petition or revocation, from any third party, public authority or agent, including bankruptcy or civil claw-back actions. No order has been made, resolution passed or process has been instituted which could lead to Each Company, being liquidated, wound-up or dissolved and their assets being distributed among the Companies' creditors, shareholders or other contributors and there are no circumstances requiring any of the foregoing. No order or filing for administration, insolvency, bankruptcy or other similar proceedings (including, without limitation, restructuring or reorganization plans) has been made in respect of each Company and no petition has been presented for that purposes by or on behalf of each Company, nor by any third person, public authority or agent and there are no circumstances requiring any of the foregoing.

SECTION 3.03.  Subsidiaries.

There are no corporations, partnerships, joint ventures, associations or other entities in which any Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. None of the Companies is a member of (nor is any part of the Business conducted through) any partnership nor is any Company a participant in any joint venture or similar arrangement.

SECTION 3.04.  Capitalization.

(a) The authorized share capital of Company A consists of one single quota of €100,000.  As of the date hereof, the single quota of Company A is issued and outstanding, and is validly issued, fully paid and nonassessable.  The authorized share capital of Company B consists of two quotas, of which one equal to €54,100 and fully owned free from any Encumbrances by Seller A and one equal to €45,900 fully owned by Econergy Italy PV2 Spa (“Econergy”).  As of the date hereof, two quotas of Company B are issued and outstanding, all of which are validly issued, fully paid and nonassessable. The authorized share capital of Company C consists of 1 share of Common Stock. As of the date hereof, 1 share of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding ordinary shares or shares of Common Stock of Each Company was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating either the Sellers or Each Company to issue or sell any Shares, or any other interest in, each Company, except for the Encumbrance over the shares of Company C in favor of CDB pursuant to the long-term loan facilities that will be released to the Closing. Except as Disclosed in Section 3.04(a) of the Disclosure Schedule with respect to the shareholders agreement with Econergy, there are no outstanding contractual obligations of each Company to repurchase, redeem or otherwise acquire any ordinary shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Company A Shares constitute all of the issued and outstanding share capital of Company A (as determined on a fully diluted basis), and Company B Shares constitute 54.1% of the issued and outstanding share capital of Company B (as determined on a fully diluted basis), in each case, which are owned of record and beneficially by Seller A free and clear of all Encumbrances. Company C Shares constitute all of the issued and outstanding share capital of Company C (as determined on a fully diluted basis) that are owned of record and beneficially by Seller B subject only to the Encumbrance in favor of CDB as described above. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the share records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding share capital of Company A and Company C and 54.1% of the issued and outstanding share capital of Company B (in each case, as determined on a fully diluted basis), free and clear of all Encumbrances except for the Encumbrance in favor of CDB as described above. Upon consummation of the Transactions, the Shares will be fully paid and nonassessable. Except as Disclosed in section 3.04 (a) of the Disclosure Schedule with respect to the shareholders agreement with Econergy, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, and there are no obligations to provide additional equity contributions in any form whatsoever, or subscribe any further capital increase or other issuance of financial instruments (debt or equity).

(b)                     The share register of each Company and the information available on the competent companies’ register accurately records: (i) the name and address of each Person owning Shares and (ii) the certificate number of each certificate evidencing share capital issued by such Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

SECTION 3.05.  Corporate Books and Records. The minute books of each Company contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, Boards of Directors statutory auditors, internal control committee pursuant to Law 231/2001 (organisimo di vigilanza) and all committees of the Boards of Directors of each Company. Complete and accurate copies of all such minute books and of the share register of each Company have been provided by the Sellers to the Purchaser.

SECTION 3.06.  No Conflict. The execution, delivery and performance of this Agreement by the Sellers do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificates of Incorporation or By-Laws (or similar organizational documents) of the Sellers and each Company, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Sellers and each Company or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, concession, franchise or other instrument or arrangement to which any of the Companies is a party or by which any of the Shares or any of such assets or properties is bound or affected.

SECTION 3.07.  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Sellers do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority. The Sellers know of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

SECTION 3.08.  Financial Information; Books and Records.

(a) True and complete copies of (i) the Reference Statement of Net Assets, (ii) the audited consolidated balance sheet of each Company for each of the three fiscal years ended as of December 31, 2014, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of each Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Sellers’ Accountants (collectively referred to herein as the “Financial Statements”) and (iii) the unaudited consolidated balance sheet of each Company as of March 31, 2015, or as of any other date as agreed to by the Sellers and the Purchaser, and the related consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of each Company, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) are set forth in Section 3.08 of the Disclosure Schedule. The Reference Statement of Net Assets (A) was prepared in accordance with the books of account and other financial records of each Company, (B) presents fairly the consolidated financial condition of each Company as of the date thereof, (C) has been prepared in accordance with GAAP applied on a basis consistent with the past practices of each Company, and (D) includes all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Business as of the date thereof. The Financial Statements and the Interim Financial Statements, as applicable, (I) were prepared in accordance with the books of account and other financial records of each Company, (II) present fairly the consolidated financial condition and results of operations of each Company as of the dates thereof or for the periods covered thereby, (III) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of each Company, and (IV) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of each Company and the results of the operations of each Company as of the dates thereof or for the periods covered thereby.

(b)                     The books of account and other financial records of each Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of each Company, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(c)                      True and complete copies of certain operating data of each Company for each of the fiscal years ended as of December 31, 2012, December 31, 2013 and December 31, 2014 as requested in writing by the Purchaser prior to the date of this Agreement (collectively, the “Operating Data”) have been delivered by the Sellers to the Purchaser. The Operating Data were prepared in accordance with the books of account and other financial records of each Company and are in all material respects complete and correct.

SECTION 3.09.  Absence of Undisclosed Liabilities. There are no material Liabilities of each Company, other than Liabilities reflected or reserved against on the Reference Statement of Net Assets. Reserves are reflected on the Reference Statement of Net Assets against all Liabilities of each Company in amounts that have been established on a basis consistent with the past practices of each Company and in accordance with GAAP.

SECTION 3.10.  Receivables. Section 3.10 of the Disclosure Schedule contains an aged list of the Receivables as of the Reference Statement Date, showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for on the Reference Statement of Net Assets, all Receivables reflected on the Reference Statement of Net Assets arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services to Persons not affiliated with each Company and in the ordinary course of business consistent with past practice and, except as reserved against on the Reference Statement of Net Assets, constitute or will constitute, as the case may be, only valid, undisputed claims of each Company, as applicable, not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. All Receivables reflected on the Reference Statement of Net Assets or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Statement of Net Assets) are or will be good and have been collected or are or will be collectible, without resort to litigation or extraordinary collection activity, within 60 days after the Closing.

SECTION 3.11.  Inventories. Subject to amounts reserved therefor on the Reference Statement of Net Assets, the values at which all Inventories are carried on the Reference Statement of Net Assets reflect the historical inventory valuation policy of each Company of stating such Inventories at the lower of cost (determined on the first-in, first-out method) or market value and all Inventories are valued such that each Company will earn their customary gross margins thereon. Each Company, as the case may be, has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. None of the Companies is under any obligation or liability with respect to accepting returns of any Inventory in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Statement Date. None of the Companies has acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has any Company changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to such Company, (b) reductions and increases responsive to normal competitive conditions and consistent with such Company’s past sales practices, (c) increases to reflect any increase in the cost thereof to such Company, and (d) increases and reductions made with the written consent of the Purchaser. Section 3.11 of the Disclosure Schedule contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

SECTION 3.12.  Acquired Assets. Since the Reference Statement Date, all the Assets have been acquired for consideration not less or greater than the fair market value of such Assets at the date of such acquisition.

SECTION 3.13.  Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Statement Date, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since the Reference Statement Date, none of the Companies has:

(a)                permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)               except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to any Company or paid or otherwise discharged any Liability related to any Company, other than current liabilities reflected on the Reference Statement of Net Assets and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Statement Date;

(c)                written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(d)               made any change in any method of accounting or accounting practice or policy used by any Company, other than such changes required by GAAP and set forth in Section 3.13 of the Disclosure Schedule;

(e)                amended, terminated, cancelled or compromised any material claims of any Company or waived any other rights of substantial value to any Company;

(f)                sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of Inventories in the ordinary course of business consistent with past practice;

(g)               issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of any Company;

(h)               redeemed any of the capital share or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital share of any Company or otherwise;

(i)                 merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(j)                 made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

(k)               issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $50,000 individually or $100,000 in the aggregate;

(l)                 made any material change in the customary methods of operations of any Company, including practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

(m)             made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of any Company;

(n)               incurred any Indebtedness in excess of $50,000 individually or $100,000 in the aggregate;

(o)               made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(p)               failed to pay any creditor any material amount owed to such creditor when due;

(q)               granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any Company to any of its employees, including any increase or change pursuant to any Plan or (ii) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of any Company;

(r)                 entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

(s)                terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees (other than layoffs of less than 5 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

(t)                 disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, any Company has any right, title, interest or license;

(u)               failed to maintain or faced a revocation or termination of any Permit or Environmental Permit that was issued to or relates to any Company or otherwise relates to the Business or allowed any Permit or Environmental Permit that was issued to or relates to each Company or otherwise relates to the Business to lapse or terminate or (ii) failed to renew any insurance policy, Permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

(v)               failed to maintain an Company’s plant, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(w)             suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(x)               amended, modified or caused or consented to the termination of any Material Contract or any Company’s rights thereunder;

(y)               amended or restated the Certificate of Incorporation or By-Laws (or other organizational documents) of any Company;

(z)                made any charitable contribution;

(aa)            (i) abandoned, sold, assigned, or granted any security interest in or to any of the Owned Intellectual Property, Licensed Intellectual Property or Company IP Agreements, including failing (A) to perform or cause to be performed all applicable filings, recordings and other acts or (B) to pay or cause to be paid all required fees and taxes to maintain and protect its interest in such Intellectual Property, (ii) granted to any third party any license with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than licenses of Company Software to the customers of any Company’s in the ordinary course of its business, (iii) developed, created or invented any Intellectual Property jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the Reference Statement Date), or (iv) disclosed, or allowed to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(bb)           suffered any Material Adverse Effect; or

(cc)            agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.13 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.13, except as expressly contemplated by this Agreement.

SECTION 3.14.  Litigation. Except as Disclosed in Section 3.14 of the Disclosure Schedule, there are no Actions by or against the Companies (or by or against the Sellers or any Affiliate thereof and relating to the Business or each Company) or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the best knowledge of the Sellers after due inquiry, threatened to be brought by or before any Governmental Authority). None of the Sellers, each Company or any of its respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the best knowledge of the Sellers after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.15.  Compliance with Laws.

(a) The Companies have conducted and continue to conduct the Business in accordance with all Laws, Permits and Governmental Orders applicable to the Companies or the Assets in all material respects, and neither the Companies are in violation of any such Law or Governmental Order.

(b)               Section 3.15(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Companies or the Assets, and no such Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 3.16.  Environmental and Other Permits and Licenses; Related Matters.

(a)

                                                                    i.                        The Companies are in compliance with, and for the past three years has been in compliance with, all applicable Environmental Laws and all Environmental Permits. All past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability, and there is no requirement proposed for adoption or implementation under any Environmental Law or Environmental Permit.

                                                                 ii.                        There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any of the Real Property or, during the period of the Companies ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Companies.

                                                                iii.                        There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Companies ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Companies.

                                                                iv.                        The Companies are not conducting, and none of them has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

                                                                v.                        There is no asbestos or asbestos-containing material on any of the Real Property.

                                                               vi.                        None of the Real Property is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list.

                                                              vii.                        There are no environmental investigations or Environmental Claims pending or threatened against the Companies and the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such environmental investigation or Environmental Claim, including with respect to any off-site disposal location currently or formerly used by the Companies or any of its predecessors or with respect to previously owned or operated facilities.

                                                            viii.                        The Business can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits.

                                                                ix.                        all contracts and agreements providing for benefits under any Plan;

                                                                  x.                        There are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(b)               The Sellers have provided the Purchaser with copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Business, the Real Property of the Companies, and (ii) all insurance policies issued at any time that may provide coverage to the Companies or the Business for environmental matters.

(c)                Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

(d)

                                                                    i.                        The Companies are in compliance with all applicable Environmental Laws and all Environmental Permits.

                                                                   ii.                        There has been no Release of any Hazardous Material on any of the Real Property or, during the period of the Companies ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Companies.

                                                                 iii.                        There are no Environmental Claims pending or threatened against the Companies or the Real Property, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim.

                                                                iv.                        The Companies do not have any actual or alleged liability, whether fixed or contingent, under any Environmental Law.

(e)                Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require any Remedial Action or notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

SECTION 3.17.  Material Contracts.

(a)                Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements (including oral agreements) of the Companies (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Real Property (including all contracts, agreements, leases and subleases listed or otherwise set forth in Section 3.18(d) of the Disclosure Schedule), all Company IP Agreements listed or otherwise set forth in Section 3.17(a) of the Disclosure Schedule, and all contracts, agreements, leases and subleases relating to Tangible Personal Property listed or otherwise set forth in Section 3.19(b) of the Disclosure Schedule, being “Material Contracts”):

                                                                    i.                        each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to the Companies or otherwise related to the Business under the terms of which the Companies: (A) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2014, (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by the Companies without penalty or further payment and without more than 30 days’ notice;

                                                                  ii.                        each contract, agreement, invoice, sales order and other arrangement for the sale of Inventory or other personal property, or for the furnishing of services by the Companies that: (A) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 2014, (B) is likely to involve consideration of more than $50,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by the Companies without penalty or further payment and without more than 30 days’ notice;

                                                                iii.                        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the any of the Companies is a party;

                                                                iv.                        all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which any of the Companies is a party and that cannot be cancelled by such Company without penalty or further payment and without more than 30 days’ notice;

                                                                  v.                        all contracts and agreements relating to Indebtedness of the Companies;

                                                                vi.                        all contracts and agreements with any Governmental Authority to which any of the Companies a party;

                                                               vii.                        all contracts and agreements that limit or purport to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

                                                              viii.                        all contracts and agreements between or among the Companies, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Companies), on the other hand;

                                                                ix.                        the Plant EPC Contracts and the Plant O&M Contracts that represent and contain the entire agreement between the Companies and the EPC Contractor in connection with the engineering, procurement, and construction of the relevant Plants, as well as with regard to the operation and maintenance of the relevant Plants; and

                                                                  x.                        all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Companies or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

For purposes of this Section 3.16 and Sections 3.18, 3.19, 3.20 and 4.04(d), the term “lease” shall include any and all leases, subleases, sale/leaseback, surface rights agreements or similar arrangements.

(b)               Each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Companies are not in material breach of, or default under, any Material Contract and the execution of this Agreement and performance of the transactions contemplated herein will not conflict with or constitute a breach of or default under any Material Contract. As of the date of this Agreement, there is no outstanding amount to be paid by the Companies to the EPC Contractor under the Plant EPC Contracts.

                                                                    i.                        To the best of the Sellers’ knowledge, no other party to any Material Contract is in material breach thereof or default thereunder and none of the Sellers or the Companies have received any notice of termination, cancellation, breach or default under any Material Contract. To the best of the Sellers’ knowledge, no circumstance, whether arising out of the breach of, or default under, any Material Contract by the Sellers or the Companies, would entitle any Governmental Authority to revoke or reduce the feed-in tariff or other applicable incentive that the Companies currently enjoy or reasonably anticipates to enjoy; entitle any Governmental Authority or the grid operator to suspend the grid connection of any Plant or to impose any sanction on the Companies. The information and documentation provided by the Sellers and the Companies to the relevant Governmental Authority for the purposes of obtaining the award of the feed-in tariff or other applicable incentive are true, correct and complete in all material aspects.

                                                                   ii.                        The Sellers have made available to the Purchaser true and complete copies of all Material Contracts.

                                                                  iii.                        There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets (other than in the ordinary course of business consistent with past practice) or any of the Shares.

SECTION 3.18.  Intellectual Property.

Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, and (iii) other Company Intellectual Property material to the Business.

Each Company is the exclusive owner of the entire right, title and interest in and to the relevant Company Intellectual Property, and has a valid license to use the Licensed Intellectual Property in connection with the Business. Each Company is entitled to use all the relevant Company Intellectual Property and Licensed Intellectual Property in the continued operation of the Business without limitation, subject only to the terms of the Company IP Agreements. To the best of the Sellers’ knowledge, the Company Intellectual Property and the Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or in part, and are valid and enforceable.

To the best of the Sellers’ knowledge, the conduct of the Business as currently conducted does not infringe or misappropriate the Intellectual Property of any third party. No Action alleging any of the foregoing is pending, and no unresolved Claim has been threatened or asserted against the Sellers, the Companies alleging any of the foregoing. To the best of the Sellers’ knowledge, no Person is engaging in any activity that infringes the Company Intellectual Property.

No Owned Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Owned Intellectual Property or that would impair the validity or enforceability of such Owned Intellectual Property.

SECTION 3.19.  Real Property.

(a)                Section 3.19(a) of the Disclosure Schedule lists: (i) the street address, size and real estate register identification details of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each parcel of Owned Real Property, (iv) information relating to the recordation of the deed pursuant to which each parcel of Owned Real Property was acquired and (v) the current use of each parcel of Owned Real Property.

(b)               Section 3.19(b) of the Disclosure Schedule lists: (i) the street address, size and real estate register identification details of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the terms (referencing applicable renewal periods) and rental payment amounts (including all escalations) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

(c)                Except as described in Section 3.19(c) of the Disclosure Schedule, there is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property. The Sellers have made available to the Purchaser true, legible and complete copies of each deed for each parcel of Owned Real Property and, to the extent available, for each parcel of Leased Real Property and all the title insurance policies, title reports, 20-year notarial report, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Companies thereon or any other uses thereof. The Companies are in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property. The Companies have not leased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor have the Companies assigned its interest under any lease listed in Section 3.19(b) of the Disclosure Schedule to any third party.

(d)               Section 3.19(d) of the Disclosure Schedule sets forth a true and complete list of all leases relating to the Real Property and any and all ancillary documents (the “Ancillary Lease Documents”) pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each of such leases, the Companies have not exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(e)                There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Sellers after due inquiry, threatened against the Real Property.

(f)                All the Real Property is occupied under a valid and current certificate of occupancy, or similar permit, (ii) the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy, and (iii) to the best knowledge of the Sellers after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Companies, as the case may be, after the Closing in the same manner as occupied by the Companies immediately prior to the Closing.

(g)               All improvements on the Real Property constructed by or on behalf of the Companies or, to the best knowledge of the Sellers after due inquiry, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property.

(h)               No improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

(i)                 All improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

(j)                 Except as otherwise set forth in Section 3.19(j) of the Disclosure Schedule, there have been no improvements of a value in excess of $50,000 in the aggregate made to or constructed on any Real Property within the applicable period for the filing of mechanics’ liens.

(k)               The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(l)                 The Companies have the full right to exercise any Options contained in the leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

SECTION 3.20.  Tangible Personal Property.

(a)                Section 3.20(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, installations, fixtures, personalty, vehicles, rolling stock and other tangible personal property (the “Tangible Personal Property”) that are used in the Business or necessary for the conduct of the Business as currently conducted, or owned or leased by the Companies.

Section 3.20(b) of the Disclosure Schedule sets forth a true and complete list of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). The Companies are the sole and full legal and/or beneficial owner of, and has valid and marketable title to, all the Tangible Personal Property that is reflected in the Reference Statement of Net Assets or acquired by it since the date of the Reference Statement of Net Assets (except for the tangible personal properties disposed of since such date in the ordinary course of business consistent with past practice), or an exclusive, enforceable leasehold interest in, or right to use, such Tangible Personal Property.

The Companies have the full right to exercise any renewal options contained in the leases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

SECTION 3.21.  Assets. Each of the Companies, owns, leases or has the legal right to use all the properties and assets, including the Plants, fixtures and other tangible assets necessary and desired for the operation of the Plants, Company Intellectual Property, the Licensed Intellectual Property, the Company IP Agreements, the Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Companies, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Companies or in or relating to the conduct of the Business, all of which properties, assets and rights constitute Assets. The Companies have good and marketable title to, or, in the case of leased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances.

The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Reference Statement Date, the Sellers have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used.

To the best of the Sellers’ knowledge, the Business can maintain present production levels without a material increase in capital or operating expenditures.

The Sellers have fully and accurately disclosed details of the grid connection arrangements in respect of each Plant to the Purchaser in all material aspects.

The Companies have secured all the grid connection arrangements necessary or desirable for carrying on its business prior to and after Closing and has complied and is in compliance with all obligations and requirements deriving thereunder.

No Governmental Authority, grid operator or utilities company has carried out, nor the Sellers are aware of any announced on-site inspection of any of the Plants.

Details of the offtake or power purchase agreements or arrangements in respect of each Plant have been fully and accurately disclosed to the Purchaser.

The Companies have secured all the offtake or power purchase arrangements necessary or desirable for carrying on its business prior to and after Closing.

SECTION 3.22.  Employee Benefit Matters Plans and Material Documents. There are no (i)  employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any bonus, share option, share purchase, restricted share, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii)  employee benefit plans for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii)  plans in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv)  contracts, arrangements or understandings between the Seller or any of its Affiliates and any employee of the Company or of any Subsidiary, including any contracts, arrangements or understandings relating to the sale of the Company. Absence of Certain Additional Types of Plans. There are no, and there have not been within the prior six years any, multiemployer plans (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or single employer pension plans (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

SECTION 3.23.  Labor Matters. Except as set forth in Section 3.23 of the Disclosure Schedule, (a) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Seller after due inquiry, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary which could have a Material Adverse Effect; (e) the Company and each Subsidiary are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or any Subsidiary; (h) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person.

No Employee has been or is employed by any of the Companies and no pension agreement or scheme, stock option or other incentive has been entered into or agreed to by any of the Companies.

There are no individuals who are entitled to be recognised as being or as having been an Employee of the Companies or to claim salaries, wages, damages, benefits or other considerations based on services rendered as Employee (lavoratore subordinato, para-subordinato, collaboratore coordinato e continuativo or a progetto, prestatore di lavoro temporaneo), or agent or other kind of lavoratore dipendente.

SECTION 3.24.  Key Employees. Section 3.24 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2012, 2013 and 2014, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary whose annual compensation exceeded (or, in 2015, is expected to exceed) $100,000.

All directors, officers, management employees and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 3.25.  Customers. Listed in Section 3.25 of the Disclosure Schedule are the names and addresses of the ten most significant customers, as applicable, by revenue of the Business, namely, purchasers of the electricity generated by the Business, for the twelve-month period ended December 31, 2014 and the amount for which each such customer was invoiced during such period. None of the Sellers or the Companies has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Companies, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.26.  Suppliers Listed in Section 3.26 of the Disclosure Schedule are the names and addresses of all the suppliers from which the Companies collectively ordered raw materials, supplies, merchandise and other goods for the Business having an aggregate purchase price of $50,000 or more during the twelve-month period ended December 31, 2014 and the amount for which each such supplier invoiced the Companies during such period. Neither of the Sellers, the Companies have not received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Companies at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. None of the raw materials, supplies, merchandise and other goods supplied to the Business are such that they are not generally available in the market from more than one source.

SECTION 3.27.  Certain Interests. Except as set forth in Section 3.27 of the Disclosure Schedule, no shareholder, officer or director of the Sellers, the Companies and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

(a)                has any direct or indirect financial interest in any competitor, supplier or customer of the Companies or the Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(b)               owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Companies uses or has used in the conduct of the Business or otherwise; or

(c)                has outstanding any Indebtedness to the Companies.

(d)               none of the Sellers or the Companies has any Liability of any nature whatsoever to any officer, director or shareholder of the Companies or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

SECTION 3.28.  Taxes.

(a)                All Tax Returns required to be filed by or with respect to the Companies (including any group Tax Return of either of the Sellers that includes any of the Companies on a consolidated, combined,unitary or other group basis) have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Companies have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Companies or could result in liability of the Companies on the basis of joint and/or several liability) and, to the best knowledge of the Sellers after due inquiry, no basis exists for any such adjustment; (v) there are no pending or, to the best knowledge of any Seller after due inquiry, threatened Actions for the assessment or collection of Taxes against the Companies or (insofar as either relates to the activities or income of the Companies or could result in liability of the Companies on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Sellers on a consolidated, combined or other group basis; (vi) all sales and license transactions between either of the Sellers or any of their Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, or between any of the Companies have been conducted on an arm’s-length basis; (vii) there are no Tax liens on any assets of the Companies; (viii) neither the Sellers nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Companies of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (ix) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 will occur in connection with the transactions contemplated by this Agreement; (xi)  Company C has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) the Companies have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xiii) none of the Companies is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by any the Companies to the effect that the filing of Tax Returns may be required;

(b)               there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Companies may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of the Companies; (iii) there are no proposed reassessments of any property owned by the Companies or other proposals that could increase the amount of any Tax to which the Companies would be subject; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Companies; and (v) the Companies do not have any income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method.

(c)                (ii) the Sellers have delivered to the Purchaser correct and complete copies of all U.S. federal, state and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies since January 1, 2011; and (iii) the Sellers have delivered to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Companies and a true and complete description of any such unwritten or informal agreement or arrangement.

(d)               On the Reference Statement of Net Assets, reserves and allowances have been provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Companies for all taxable periods through the Closing (without regard to the materiality thereof).

(e)                Company C is treated as a disregarded entity for U.S. federal income tax and applicable state and local income tax purposes. None of the Sellers or Company C has taken any actions inconsistent with the treatment of Company C as a disregarded entity for U.S. federal income tax and applicable state and local income tax purposes.

SECTION 3.29.  Insurance. All material assets, properties and risks of the Companies, are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Companies, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Companies, as the case may be. Except as set forth in Section 3.29 of the Disclosure Schedule (the “Disclosed Claims”), no claim in excess of $1,000 under any Policy has been made by the Sellers or the Companies which is still outstanding. The Disclosed Claims are valid and current, have been accepted (and are not being challenged) by the relevant insurance provider, and the neither the Sellers nor the Companies are aware of any reason that the Disclosed Claims will not be paid to the relevant Company in full and in a timely manner.

SECTION 3.30.  Certain Business Practices. None of the Sellers or the Companies or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Companies or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

SECTION 3.31.  Full Disclosure.

(a)                The Sellers are not aware of any facts pertaining to the Sellers and the Companies or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Purchaser by the Sellers in writing.(b)No representation or warranty of the Sellers in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.32.  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

SECTION 3.33.  Contractual Matters.

(a)                EPC Contracts and O&M Contracts. All of the engineering, procurement and construction contracts (the “EPC Contracts”) and the operation and maintenance contracts (the “O&M Contracts”) relating to the Companies which have been or should have been provided to the Purchaser in connection with its evaluation of the transactions contemplated under this Agreement, represent and contain the entire agreement between the Companies and the relevant contractor (the “EPC Contractor”) in connection with the engineering, procurement, and construction of the relevant Plants, as well as with regard to the operation and maintenance of the relevant Plants, and there are no other agreements relating to the Plants on the same or any related subject matter. As of the date of execution of this Agreement, the EPC Contracts have been fully executed and there is no amount to be paid by the Companies to, nor any guarantee or security outstanding to the benefit of, the relevant EPC Contractor under the EPC Contracts;

(b)               Except as set forth in Section 3.33 to the Disclosure Schedule, there is no, nor any obligation to enter into any, intragroup contracts, agreements or arrangement (including shareholders agreements, intragroup guarantees or security arrangements, tax or VAT consolidation agreements) between any of the Companies and the Seller and/or any other affiliate of the Seller.

SECTION 3.34.  Only Representations and Warranties. The representations and warranties set forth in Sections 3.01 to 3.34 are the only representations or warranties of any kind given by or on behalf of the Sellers to the Purchaser and all other representations and warranties expressed or implied by law, trade, custom, usage or otherwise are hereby expressly excluded by the Sellers.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

(a)                The Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of Hong Kong and has full power and authority to execute and deliver this Agreement to which it is a party, to perform its obligations hereunder and to consummate the Transaction.

(b)               The Purchaser has (or will, prior to or at the Closing, have) duly authorized the execution and delivery of this Agreement to which it is a party and the performance of its obligations hereunder.

Article V

additional agreements

SECTION 5.01.  Conduct of Business Prior to the Closing.

(a)                The Sellers covenant and agree that, between the date hereof and the time of the Closing, the Companies shall not conduct their business other than in the ordinary course and consistent with the Companies’ prior practice. Without limiting the generality of the foregoing, the Sellers shall cause the Companies, as applicable, to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of their payables or receivables; (iii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Companies, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Companies and the Business, and (D) preserve their current relationships with their customers, suppliers and other persons with which they have had significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval (which shall not be unreasonably withheld), any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 3.18(b) of the Disclosure Schedule which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Sellers to be untrue or result in a breach of any covenant made by the Sellers in this Agreement.

(b)               The Sellers covenants and agrees that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser (which shall not be unreasonably withheld), the Companies will not do any of the things specified in the second sentence of Section 3.13.

SECTION 5.02.  Access to Information.

(a)                From the date hereof until the Closing, upon reasonable notice, each of the Sellers shall cause officers, directors, employees, agents, representatives, accountants and counsel, and shall cause the Companies and each of the Companies’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Companies, including access to enter upon such properties, plants and facilities to investigate and collect air, surface water, groundwater and soil samples or to conduct any other type of environmental assessment, and to those officers, directors, employees, agents, accountants and counsel of the Sellers and the Companies who have any knowledge relating to the Companies or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Companies and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

(b)               In order to facilitate the resolution of any claims made against or incurred by the Sellers prior to the Closing, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business and the Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Companies and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(c)                In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Companies after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Sellers shall (i) retain the books and records of the Sellers which relate to the Business, the Companies and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Companies and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser, the Companies reasonable access (including the right to make photocopies, at the expense of the Purchaser or the Companies), during normal business hours, to such books and records.

SECTION 5.03.  Confidentiality. The Sellers agree to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business and the Companies, (b) in the event that the Sellers or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Companies may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Companies or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Sellers or any of its agents, representatives, Affiliates, employees, officers or directors and, except as otherwise required by Section 5.02(c), destroy any and all additional copies then in the possession of the Sellers or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Sellers, its agents, representatives, Affiliates, employees, officers or directors; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

SECTION 5.04.  Intercompany Arrangements. True and accurate receivables and payables among the Sellers and their respective Affiliates (other than the Companies) on the one hand and the Companies on the other hand are disclosed in Section 5.04 of the Disclosure Schedule (“Intercompany Arrangements”).

The parties hereto agree to waive, immediately prior to the Closing, all payments due under any Intercompany Arrangements in effect as of December 31, 2014. The Purchaser shall evaluate the Intercompany Arrangements outstanding as of the Closing (after giving effect to the immediately preceding sentence) and will propose which, if any, of such Intercompany Arrangements would be waived immediately prior to the Closing. The Sellers shall have a right to challenge such proposal within 5 days of receipt of the proposal from the Purchaser. If the Sellers do not challenge such proposal within 5 days, then the Purchaser’s proposal shall be final and all payments pursuant to the Intercompany Arrangements set forth in such proposal shall be waived immediately prior to the Closing. If the Sellers challenge such proposal within 5 days, the Sellers and the Purchaser shall, within 10 days thereafter, negotiate in good faith to agree on which Intercompany Arrangements should continue, failing which the Purchaser shall have the option, at its sole discretion, to (i) elect to proceed to close the Transactions without effecting any of its proposed changes to the Intercompany Arrangements or (ii) terminate this Agreement.

SECTION 5.05.  Regulatory and Other Authorizations; Notices and Consents.

(a)                The Sellers shall use their best efforts to obtain (or cause the Companies to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)               The Sellers shall, or shall cause the Companies to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)                The Purchaser shall cooperate and use all reasonable efforts to assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Companies or the Business.

(d)               The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Business and the Companies any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any of the Companies is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Purchaser, the Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use its best efforts to provide the Purchaser, the Companies, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provides such rights and benefits, the Companies, as the case may be, shall assume the obligations and burdens thereunder.

SECTION 5.06.  Notice of Developments. Prior to the Closing, the Sellers shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Sellers in this Agreement or which could have the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Companies.

SECTION 5.07.  No Solicitation or Negotiation. The Sellers agree that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Sellers and the Companies or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital share of the Companies or the Assets (other than Inventory to be sold in the ordinary course of business consistent with past practice) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Companies or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Sellers shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Sellers agrees not to, and to cause the Companies not to, without the prior written consent of the Purchaser (which shall not be unreasonably withheld), release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the any of the Sellers or the Companies is a party.

SECTION 5.08.  Use of Intellectual Property.

(a)                The Sellers acknowledges that from and after the Closing, the names, marks and logos (all of such names, marks and logos being the “Company Marks”) used in connection with the Business shall be owned by the Companies, that neither the Sellers nor any of its Affiliates shall have any rights in the Company Marks and that neither the Sellers nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser, the Companies in or to the Company Marks.

(b)               From and after the Closing, neither the Sellers nor any of its Affiliates shall use any of the Company Intellectual Property or any of the Licensed Intellectual Property.

(c)                The Purchaser acknowledges that notwithstanding anything to the contrary set forth in this Agreement, no name, mark, logo and other intellectual property relating to “LDK” (collectively, the “LDK IP”) is being transferred to the Purchaser, the Companies pursuant to the transactions contemplated by this Agreement. The Sellers and their Affiliates may use the LDK IP in the manner it deems fit. From and after the Closing, the Companies shall only use the LDK IP if and to the extent it is a Licensed Intellectual Property under the Company IP Agreements or if permitted by an agreement in writing by the owner of such LDK IP.

SECTION 5.09.  Non-Solicitation.

(a)                As a separate and independent covenant, the Seller agrees with the Purchaser that, for a period of three years following the Closing (the “Restricted Period”), the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufacturers, produces or supplies products or services of the kind manufactured, produced or supplied by the Company or any Subsidiary as of the Closing, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Company or any Subsidiary, with whom the Company or any Subsidiary or the Seller had any dealings during the period of time in which the Company was an Affiliate of the Seller or take away or interfere or attempt to interfere with any trade, business or patronage of the Company or any Subsidiary, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Company or any Subsidiary, or induce or attempt to induce any of them to leave the employ of the Company or any Subsidiary or violate the terms of their contracts, or any employment arrangements, with the Company or any Subsidiary.

(b)               The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.09.

(c)                The Seller acknowledges that the covenants of the Seller set forth in this Section 5.09 are an essential element of this Agreement and that, but for the agreement of the Seller to comply with these covenants, the Purchaser would not have entered into this Agreement. The Seller acknowledges that (i) this Section 5.09 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 4.08 are reasonable and proper.

SECTION 5.10.  Release of Indemnity Obligations. The Sellers covenant and agree, on or prior to the Closing, to execute and deliver to the Companies and the Purchaser, for the benefit of the Companies, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Companies from any and all obligations to indemnify the Sellers or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

SECTION 5.11.  Payments on Behalf of Affiliates. Payments made or received by the Purchaser pursuant to Article II, Article VII or Article IX hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Purchaser. The Purchaser may direct in writing any such payment to be made by or to the appropriate Affiliate, and the Sellers shall comply with any such direction received at least two Business Days prior to the date such payment is due.

SECTION 5.12.  Transition Services. Following the Closing, the Sellers shall provide, or cause to be provided, to the Business certain services that are currently provided by the Sellers and its Affiliates to the Business, all as more fully set forth in a transition services agreement substantially in the form attached hereto as Exhibit 5.12 (the “Transition Services Agreement”) to be entered into by the Sellers and the Purchaser as of the Closing.

SECTION 5.13.  Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement to which it is a party and consummate and make effective the transactions contemplated hereby.

SECTION 5.14.  Econergy Waiver. Seller A shall use its best efforts to procure that, prior to the Closing, Econergy waives, in form and substance satisfactory to the Purchaser (in its sole discretion), any rights of first refusal or other similar rights that Econergy may have with respect to the transfer of Company B Shares to the Purchaser hereunder.

Article VI

tax matters

SECTION 6.01.  Indemnity.

(a)                The Sellers on a joint and several basis, agree to indemnify and hold harmless the Purchaser and the Companies (should cover same parties as general indemnity – such as Affiliates of Purchaser if will include them) against the following Taxes and, except as otherwise provided in Section 6.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes: (a) Taxes imposed on or payable by any Company for any taxable period that ends on or before the Closing Date; (b) with respect to Straddle Periods, Taxes imposed on any Company that are allocable to the portion of the Straddle Period ending on the date of the Closing; (c) Taxes imposed on any Company, or for which any Company may be liable, as a result of having been a member of any consolidated, combined, unitary or other group filing a group Tax Return on or prior to the Closing Date; (d) Taxes of any other Person for which any Company is liable as a transferee or successor or pursuant to any contractual agreement entered into on or before the Closing Date; (e) Conveyance Taxes for which the Sellers are responsible pursuant to Section 6.07; and (f) any income, capital gain or other Taxes of any Seller or its Affiliates, including, but not limited to, any capital gains, income or other taxes for which Sellers are responsible under applicable Law as a result of transfer of the Companies and any liability for any Taxes of the Sellers or their Affiliates pursuant to any withholding obligation.

(b)               In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the date of the Closing shall be:

                                                                                i.            in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.07), deemed equal to the amount which would be payable if the taxable year ended on the date of the Closing; and

                                                                              ii.            in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of the Closing and the denominator of which is the number of calendar days in the entire Straddle Period. Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this paragraph (b) taking into account the type of the Tax to which the refund relates. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.01(b) shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

SECTION 6.02.  Returns and Payments.

(a)                To the extent that any jurisdiction allows an election to file Tax Returns by closing the books as of the end of the Closing Date, the Purchaser and the Sellers agree to make, and shall take all required action to cause, such election. From date of this Agreement through and after the Closing, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Companies that are due after the Closing Date relate to any taxable period ending on or before the date of Closing. Tax Returns of the Companies not yet filed for any taxable period that ends on or before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Companies (except to the extent that counsel for the Sellers renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any such Tax Return required to be prepared by the Sellers, the Sellers shall provide the Purchaser and its authorized representatives with a draft of such completed Tax Return, together with appropriate supporting information and schedules at least 10 Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and the Purchaser and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The Purchaser shall prepare any Tax Return of any of the Companies that relates to any Straddle Period. With respect to any such Tax Return for a Straddle Period, the Purchaser shall provide the Sellers and their authorized representatives with a draft of such completed Tax Return and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to the Sellers pursuant to Section 6.01(b), together with appropriate supporting information and schedules at least 10 Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and the Sellers and their authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

(b)               The Sellers shall pay, or cause to be paid, when due and payable all Taxes with respect to the Companies for any Pre-Closing Period, and the Purchaser shall so pay or cause to be paid Taxes for any Post-Closing Period (subject to its right of indemnification from the Sellers by the date set forth in Section 6.05 for Taxes attributable to the portion of any Straddle Period pursuant to Sections 6.01(a) and 6.01(b)).

SECTION 6.03.  Refunds. Any Tax refund (including any interest with respect thereto) relating to the any Company for any Pre-Closing Period shall be the property of the Purchaser or such Company and, if received by the Sellers, shall be paid over promptly to the Purchaser or such Company. Notwithstanding the foregoing sentence any Tax refund (or equivalent benefit to the Sellers through a reduction in Tax liability) for any Pre-Closing Period arising out of the carryback of a loss of credit incurred by the Companies in any Post-Closing Period shall be the property of the Purchaser and, if received by the Sellers, shall be paid over promptly to the Purchaser. Any refunds for Straddle Periods shall be allocated in accordance with the procedures for the relevant Taxes as set forth in Section 6.01(b).

SECTION 6.04.  Contests.

(a)                After the Closing, the Purchaser shall promptly notify the Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any of the Companies which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VI; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VI except to the extent, if any, that, but for such failure, the Sellers could have avoided all or a portion of the Tax liability in question.

(b)               In the case of an audit or administrative or judicial proceeding that relates to taxable periods ending on or before the date of Closing, provided that, and only to the extent that, the Sellers acknowledges in writing their liability under this Agreement to hold the Purchaser, the Companies and their Affiliates harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, the Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding; the Purchaser also may participate in any such audit or proceeding and, if the Sellers do not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after five days prior written notice to the Sellers setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Sellers have acknowledged its liability are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(c)                With respect to issues relating to a potential adjustment for a Straddle Period the Sellers may participate in the audit or proceeding at their expense, provided that, and only to the extent that, the Sellers acknowledges in writing their liability under this Agreement to hold the Purchaser, the Companies and their Affiliates harmless against the amount of any adjustment which may be made as a result of such audit or proceeding and that is allocable, pursuant to Section 6.01(b) to the portion of the Straddle Period ending on the date of Closing.

(d)               With respect to any Tax audit or proceeding for a taxable period that begins before the date of the Closing, neither the Purchaser nor the Sellers shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld. The Purchaser and the Sellers agree to cooperate, and the Purchaser agrees to cause the Companies to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

SECTION 6.05.  Time of Payment. Payment by the Sellers of any amounts due under this Article VI in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a taxable period ending after the date of the Closing for which the Sellers are responsible under Sections 6.01(a) and 6.01(b) without regard to whether the Tax Return shows overall net income or loss for such period or (b) within three Business Days following an agreement between the Sellers and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code. If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VI shall be made within five Business Days after the date when the Sellers has been notified by the Purchaser that the Sellers has a liability for a determinable amount under this Article VI and is provided with calculations or other materials supporting such liability.

SECTION 6.06.  Tax Cooperation and Exchange of Information. The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies, as applicable, to provide such cooperation and information) in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any part of the Purchased Assets, the Business, the Companies from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Sellers and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.06. Notwithstanding anything to the contrary in this Agreement, each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 6.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 6.07.  Conveyance Taxes. The Sellers shall be liable for and shall hold the Purchaser harmless against any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement. The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.

SECTION 6.08.  Tax Treatment and Allocation.

The Purchaser and the Sellers agree that the purchase of Company C pursuant to this Agreement shall be treated for U.S. federal and applicable state and local income tax purposes as a purchase of the assets of Company C. For Tax purposes, the Purchaser and the Sellers (i) shall allocate the purchase price, as determined for applicable Tax purposes among Company A, Company B, and the assets of Company C and (ii) shall further allocate the portion of the Purchase Price allocable to the assets of Company C among such specific assets (the “Allocations”). The Purchaser shall prepare a draft of the Allocations within a reasonable period following the Closing Date for the Sellers’ review, and the parties shall negotiate in good faith to resolve any disagreements regarding the Allocation. The parties shall cooperate in the preparation of any Tax Returns or forms related to the Allocations and shall not take any positions inconsistent with the final agreed Allocations in any Tax Return.

SECTION 6.09.  Miscellaneous.

(a)                The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Companies) under this Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof.

(b)               All payments payable under any tax sharing agreement or arrangement between the Sellers and the Companies for any taxable period ending on or prior to the date of the Closing shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing. Any such tax sharing agreement or arrangement between the Sellers and the Companies shall be terminated prior to the Closing.

(c)                Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser, the Companies, if any, pursuant to this Article VI, and the representations and warranties contained in Section 3.28, shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d)               From and after the date of this Agreement, the Sellers shall not, without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Companies, including, but not limited to, changing the classification of Company C to other than a disregarded entity for U.S. federal income and applicable state and local income tax purposes.

(e)                For purposes of this Article VII, “the Purchaser” and “the Sellers,” respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Companies, if any, except to the extent expressly referenced).

(f)                The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VII.

Article VII

CONDITIONS TO CLOSING

SECTION 7.01.  Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)                Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement (x) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing and (y) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date with the same force and effect as if made as of the Closing, and except in the case of clause (y) above for such failure of such representations and warranties to be true and correct that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects;

(b)               Disclosure Schedule. Sellers shall have delivered the Disclosure Schedule to the Purchaser, in form and substance satisfactory to the Purchaser (in its sole discretion) at least 10 Business Days prior to Closing;

(c)                No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Sellers or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement;

(d)               Consents and Approvals. The Purchaser and the Sellers shall have received, each in form and substance reasonably satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement, including all third party consents required under any Material Contracts;

(e)                Environmental Assessment. Any environmental assessment conducted by or on behalf of the Purchaser, and any other environmental information obtained by the Purchaser, shall be reasonably satisfactory to the Purchaser in its sole discretion;

(f)                Due Diligence. The Purchaser shall have completed its business, legal, accounting and environmental due diligence with respect to the Business , the Companies and the Sellers, if any, and shall, in its sole judgment, be satisfied with the results thereof and the Purchaser and the Sellers shall have agreed upon the reduction to the Purchase Price payable at Closing (as further reduced by the Prepayment);

(g)               Financing. The long-term loan facilities provided by China Development Bank Corporation (“CDB”) to LDK Solar CO., Ltd. in relation to Company C, and the Seller A in relation to Company A, shall have been transferred to the Purchaser as the borrower, on terms and conditions acceptable to the Purchaser in its sole discretion;

(h)               No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

(i)                 Title Insurance for Owned Real Property. The Purchaser shall receive (i) from a company approved by the Purchaser (the “Title Company”), an owner’s policy of title insurance, or irrevocable and unconditional binder to issue the same, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, the Purchaser’s good and marketable title in fee simple to each parcel of Owned Real Property listed on Schedule 3.19(a) of the Disclosure Schedule, subject only to the Permitted Encumbrances, with all standard printed exceptions waived, and containing such affirmative endorsements as desired by the Purchaser, acting reasonably. At the Closing, the Sellers shall pay to the Title Company the premium and other title fees which are payable to the Title Company in respect of such title insurance policy, other than the costs of any affirmative insurance; and (ii) a 20-year notarial report confirming full title ownership in the Owned Real Estate relating to Company A and Company B, and showing the absence of any material Encumbrance affecting the right to use or operate any such Owned Real Estate; and

(j)                 Survey. The Purchaser shall have received a currently dated as-built ALTA survey (or a notarial report with respect to Company A or Company B) of each parcel of Owned Real Property, prepared and certified to the Purchaser and the Title Company by a certified or registered surveyor or Italian public notary approved by the Purchaser. Such survey or notarial report shall: (i) be in form and substance satisfactory to the Purchaser and the Title Company; (ii) show any improvements, the location of all easements, rights of way, sewer and water lines, building lines and encroachments, the location of all required building set-back lines and other dimensional regulations and any wetlands; and (iii) show the location of all abutting or adjoining streets, alleys, curb cuts and the like. In addition, the Purchaser shall have received a Surveyor’s Certificate executed by such surveyor, in form and substance reasonably satisfactory to the Purchaser.

(k)               Shareholders Agreement. Prior to Closing, the Purchaser shall have entered into a Shareholders Agreement with Econergy, in form and substance satisfactory to the Purchaser (in its sole discretion), in relation to the rights and obligations of the Purchaser and Econergy as shareholders in Company B.

(l)                 Econergy’s Right of First Refusal. Econergy shall have waived, in form and substance satisfactory to the Purchaser (in its sole discretion), any rights of first refusal or other similar rights that Econergy may have with respect to the transfer of Company B Shares to the Purchaser hereunder.

Article VIII

INDEMNIFICATION

SECTION 8.01.  Survival of Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing until the third anniversary of the Closing; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.18 and 3.29 shall survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims, (ii) the representations and warranties dealing with Tax matters shall survive until 60 days after the expiration of the relevant statute of limitations for the Tax liabilities in question, and (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Sellers contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive the Closing until the tenth anniversary of the Closing. Neither the period of survival nor the liability of the Sellers with respect to the Sellers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.02.  Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers, on a joint and several basis, for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(a)                the breach of any representation or warranty made by the Sellers contained in this Agreement and any other documents and agreements mentioned here (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect set forth therein);

(b)               the breach of any covenant or agreement by the Sellers contained in this Agreement and any other documents and agreements mentioned herein;

(c)                Liabilities of the Companies to the extent not reflected on the Reference Statement of Net Assets, whether arising before or after the Closing, arising from or relating to the ownership or actions or inactions of the Companies or the conduct of the Business prior to the Closing;

(d)               any and all Losses suffered or incurred by the Purchaser, the Companies by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of the Sellers, the Companies occurring or existing prior to the Closing except where such action, inaction, event, condition, liability or obligation of the Sellers, the Companies was pursuant to its obligation to comply with Section 5.01;

(e)                liabilities for Taxes as provided in Section 6.01

(f)                provided that Losses shall not include punitive, indirect, special, exemplary or consequential loss (as opposed to direct or actual damages) arising out of or in connection with this Agreement or the transactions contemplated and carried out hereunder.

To the extent that the Sellers’ undertakings set forth in this Section 8.02 may be unenforceable, the Sellers shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties subject to the terms and conditions relating to such indemnification herein.

SECTION 8.03.  Notice of Loss; Third Party Claims.

(a)                An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)               If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VIII. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld).

SECTION 8.04.  Limitations.

(a)                The Purchaser Indemnified Party shall have no claim whatsoever against any Sellers in respect of any breach of the representations and warranties:

                                                                    i.                        if and to the extent that such breach or claim would not have arisen but for the passing of, or any change in any law or regulation of any Governmental Authority or an increase in the rate of taxation, in each case after the date of this Agreement;

                                                                   ii.                        if and to the extent that any breach or claim arises by reason of a liability which at the time the breach is notified to the Sellers is contingent only, the Sellers shall not be under any obligation to make any payment thereunder until such time as the contingent liability ceases to be contingent, provided that this limitation will not apply to the extent the Purchaser or any Company has incurred any loss in connection with such liability;

                                                                 iii.                        to the extent that such breach or claim arises as a result of any change in the accounting bases or policies adopted or accepted by the relevant professional body that determines the generally accepted accounting principles in accordance with which the Sellers and the Companies value their assets or calculates its liabilities, or any other change in accounting practice;

                                                                 iv.                        in respect of any claim to the extent that any losses arising from such claim are covered by a policy of insurance in force and payment is made by the insurer to the Companies or the Purchaser Indemnified Party (net of any costs and expenses and any increase in insurance premium);

                                                                  v.                        in respect of any matter in relation to which the Purchaser or, as directed by the Purchaser in writing, the Companies or the Sellers have, after the date of this Agreement, waived their rights or compromised its claim; or to the extent that the matter giving rise to the claim would not have arisen but for any event, voluntary act, omission, transaction or arrangement occurring by or at the request or at the direction of, or with the acquiescence or consent of, the Purchaser; or

                                                                vi.                        to the extent that the matter giving rise to the claim would not have arisen but for the failure of the Purchaser Indemnified Party to act in accordance with Section 9.03 in connection with the matter giving rise to the claim.

(b)               To the extent that the matter giving rise to a claim by the Purchaser Indemnified Party against the Sellers is an amount for which the Purchaser Indemnified Party has a right of recovery against, or an indemnity from, a third party, whether under a provision of any law or regulation, insurance policy, by way of payment, discount, credit or relief, or otherwise, prior to pursuing any claim against the Sellers in respect of the same, the Purchaser Indemnified Party shall use its reasonable efforts to pursue recovery from such third party as it would if such Losses were not subject to indemnification hereunder. If the Purchaser Indemnified Party receives insurance proceeds (or reimbursement or payment pursuant to this clause (c)) in connection with Losses for which it has received indemnification, the Purchaser Indemnified Party shall refund to the Sellers the amount of such insurance proceeds (or reimbursement or payment) reasonably promptly after receiving such proceeds (or reimbursement or payment), net of any costs and expenses and any increase in insurance premium.

(c)                The Parties agree that the Sellers will not be liable for any claims relating to a breach of warranty in excess of US$ 800,000, provided that this limitation shall not apply to any claims relating to (i) fraud or misrepresentation, (ii) a breach of the representations under Sections 3.01, 3.02, 3.03, 3.04, 3.07, 3.21, 3.28 and 3.32 or (iii) any matters related to Taxes addressed in Article VI hereof.

(d)               The rights of the Purchaser Indemnified Party under this Section 8.02 shall be the sole and exclusive monetary remedy of such Purchaser Indemnified Party with respect to any breach of any representation and warranty herein, provided that this limitation shall not apply to any claims relating to (i) fraud or misrepresentation, (ii) a breach of the representations under Sections 3.01, 3.02, 3.03, 3.04, 3.07, 3.21, 3.28 and 3.32 or (iii) any matters related to Taxes addressed in Article VI hereof.

(e)                The Purchaser Indemnified Party entitled to or seeking indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any fact which would reasonably be expected to give rise to any Losses.

Article IX

TERMINATION

SECTION 9.01.  Termination. This Agreement may be terminated at any time prior to the Closing:(a)by the Purchaser if, between the date hereof and the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Sellers contained in this Agreement (A) that are not qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Material Adverse Effect” shall not have been true and correct when made, (iii) the Sellers shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it, (iv) any of the conditions in Article 7 is not able to be fulfilled in the opinion of the Purchaser, or (v) the Sellers, the Companies makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the any of the Sellers or any of the Companies seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any Law relating to bankruptcy, insolvency or reorganization or (vi) if the due diligence is not to the satisfaction of the Purchaser in its sole discretion;

(b)               by either the Sellers or the Purchaser if the Closing shall not have occurred within 90 calendar days after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)                by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(d)               by the Purchaser in accordance with the terms of this Agreement; or

(e)                by the mutual written consent of the Sellers and the Purchaser.

SECTION 9.02.  Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 2.02, 4.03 and 11.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

Article X

GENERAL PROVISIONS

SECTION 10.01.  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Sellers will cause the Companies, as applicable, not to incur any out-of-pocket expenses in connection with this Agreement.

SECTION 10.02.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)                if to the Seller A:

LDK Solar Europe Holding S.A.

Email: jack@ldksolar.com; mario.zen@ldksolar.com

Attention: Jack Lai, Mario Zen

with a copy to:

Sidley Austin

39/F Two Int’l Finance Centre

Central, Hong Kong

Email: timothy.li@sidley.com

Attention: Timothy Li

(b)               if to the Seller B:

LDK Solar USA, Inc.

Email: jack@ldksolar.com; roger.yu@ldksolar.com

Attention: Jack Lai, Roger Yu

with a copy to:

Sidley Austin

39/F Two Int’l Finance Centre

Central, Hong Kong

Email: timothy.li@sidley.com

Attention: Timothy Li

(c)                if to the Purchaser:

Solar Power, Inc.

3400 Douglas Boulevard, Suite 285

Roseville, California 95661-3875, United States

Email: amyliu@spisolar.com; skircher@spisolar.com

Facsimile: +1-916-771-3657

Attention: Amy Liu

with a copy to:

Shearman & Sterling

12 Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Central

Hong Kong, China

Attention: Shuang Zhao

SECTION 10.03.  Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, unless otherwise required by Law or applicable share exchange regulation, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 10.04.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 10.05.  Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.06.  Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers.

SECTION 10.07.  Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

SECTION 10.08.  Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.09.  No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Sellers, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.10.  Specific Performance. The Sellers acknowledges and agrees that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

SECTION 10.11.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 10.12.  Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

SECTION 10.13.  Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 10.14.  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LDK Solar Europe Holding S.A.

By:	/s/ Jack K Lai
Name: Jack K Lai
Title: Authorized Signatory

LDK Solar USA, Inc.

By:	/s/ Jack K Lai
Name: Jack K Lai
Title: Authorized Signatory

SPI CHINA (HK) Ltd.

By:	/s/ Xiahou Min
Name: Xiahou Min
Title: Authorized Signatory